As filed with the Securities and Exchange Commission on August 8, 2013

Registration No. 333-39634

Registration No. 333-143251

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-39634

FORM S-8 REGISTRATION STATEMENT NO. 333-143251

UNDER

THE SECURITIES ACT OF 1933

DENDREON CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	22-3203193
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1301 2ND AVENUE SEATTLE, WASHINGTON	98101
(Address of Principal Executive Offices)	(Zip Code)

2000 Employee Stock Purchase Plan

(Full Title of the Plan)

Christine Mikail

Executive Vice President, Corporate Development,

General Counsel and Secretary

Dendreon Corporation

1301 2nd Avenue

Seattle, Washington 98101

(Name and Address of Agent For Service)

(206) 256-4545

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Graham Robinson, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

One Beacon Street, 31st Floor

Boston, MA 02108

(617) 573-4850

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Dendreon Corporation (the “Company”):

File No. 333-39634, which was filed with the SEC and became effective on June 19, 2000, pertaining to the registration of 2,685,000 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”), issuable under the Company’s 2000 Employee Stock Purchase Plan (the “2000 ESPP”).

File No. 333-143251, which was filed with the SEC and became effective on May 25, 2007, pertaining to the registration of 2,451,413 shares of Common Stock issuable under the 2000 ESPP.

The Company desires to deregister all of the Common Stock not issued in connection with the 2000 ESPP as the offerings pursuant to the Registration Statements have been terminated. In accordance with the undertakings made by the Company in the Registration Statements to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offerings, the Company hereby removes from registration all of the shares of Common Stock that remain unissued under the ESPP as of August 8, 2013.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on this 8th day of August, 2013.

DENDREON CORPORATION

By:	/s/ Gregory T. Schiffman
Gregory T. Schiffman
Executive Vice President and Chief Financial Officer